UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐  Definitive Proxy Statement
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☐  Soliciting Material under §240.14a–12

LEE ENTERPRISES, INCORPORATED
   (Name of Registrant as Specified In Its Charter)

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTE:   Attached hereto are the following:

1.
Lee Enterprise, Incorporated’s (the “Company”) Chairman, President and Chief Executive Officer, Mary E. Junck, sent an email dated February 21, 2012 to the Company’s employees who are stockholders concerning the Company’s 2012 Annual Meeting of Stockholders.

2.
Lee Enterprise, Incorporated’s new release dated February 21, 2012 in which the Company announced it was notified by NYSE Registration, Inc. that the Company has returned to compliance with the New York Stock Exchange’s share price standard under its Listed Company Manual.

From: "Mary Junck"  Mary.Junck@lee.net
Date: February 21, 2012 8:37:39 AM CST
To: "#All Lee Mailboxes" #AllLeeMailboxes@lee.net
Subject: To Lee employees who are stockholders: Please vote

Dear Colleagues,

If you’re a Lee stockholder, by now you should have received a notice of the 2012 Annual Meeting of Stockholders and information about how to vote.

This year, it’s more important than ever for every stockholder to vote. For the past 25 years, longtime stockholders made up the bulk of the voting because their former Class B shares carried 10 votes each. Those provisions expired in March 2011, which means that every stockholder now is entitled to one vote per share.

Full information is available at www.lee.net/proxy.

With appreciation,

Mary Junck
Chairman, President & CEO
Lee Enterprises
201 N. Harrison St., Suite 600, Davenport, IA  52801
563-383-2154; mary.junck@lee.net

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises regains compliance with NYSE share price standard

DAVENPORT, Iowa (February 21, 2012) – Lee Enterprises, Incorporated (NYSE: LEE) has received notification that it has returned to compliance with the New York Stock Exchange’s share price standard.

In a letter dated February 17, 2012, the NYSE confirmed that Lee is again in compliance with its standard requiring listed companies to maintain an average closing price of at least $1.00 per share over 30 consecutive days of trading.

Mary Junck, Lee chairman and chief executive officer, said: “As we expected, investor sentiment has improved with the implementation of our refinancing agreements on January 30. We appreciate the confidence of our stockholders as we advance our many initiatives to drive revenue, build even larger audiences and resume overall growth.”

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said the company still has approximately one year remaining under an approved plan, subject to ongoing oversight, for returning to compliance with an NYSE standard requiring market capitalization of not less than $50 million over 30 consecutive days of trading. As of February 17, 2012, with approximately 51.7 million shares outstanding and a closing price of $1.13 per share, Lee’s market capitalization totaled $58.4 million. Schmidt said that if the company’s average market capitalization remains in excess of $50 million, the NYSE will consider granting a return to compliance in February 2013, or possibly sooner, based on market capitalization over at least two consecutive quarterly monitoring periods.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 21.8 million unique visitors in December 2011. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS – The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, availability of credit, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

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